Exhibit 99.1
NEWS RELEASE

Media contact:	Michael J. Olsen, VP of Corporate Communications, (701) 451-3580 or (866) 410-8780
Investor contact:	Loren Hanson, Director of Shareholder Services, (218) 739-8481 or (800) 664-1259

For release: February 8, 2010	Financial Media
Otter Tail Corporation Reports 2009 Financial Results and Issues 2010 Earnings Guidance; Board Declares Quarterly Dividend
FERGUS FALLS, Minnesota - Otter Tail Corporation (NASDAQ: OTTR) today announced financial results for the fourth quarter and year ended December 31, 2009.
2009 Summary:
•	Diluted earnings per share were $0.71 compared with $1.09 in 2008.

•	Consolidated revenues decreased to $1.0 billion from a record $1.3 billion in 2008.

•	Consolidated net income was $26.0 million compared with $35.1 million in 2008.

•	Operating cash flow increased 46.2% to a record $162.7 million compared with $111.3 million in 2008.

•	Electric segment net income increased 2.5% to $34.1 million.

•	Food Ingredient Processing segment net income reached a record $7.4 million.

•	The corporation maintains a strong balance sheet, capital structure and liquidity position.
CEO Overview
“2009 proved to be a difficult year and our financial results reflect that reality,” said John Erickson, president and chief executive officer of Otter Tail Corporation. “We are pleased, however, with how our company adapted to the realities of the economy. We preserved our core strengths and continued to be disciplined in investing for the opportunities that lie ahead. While the impact of the recession was widespread, affecting nearly all of our operating companies, we are encouraged that our food ingredient processing segment posted record net income in 2009 and that net income from Otter Tail Power Company, our core electric business, also increased in 2009. In addition, Otter Tail Power Company invested $100 million in another major wind energy project with the construction of 49.5 megawatts of generating capacity at the Luverne Wind Farm in eastern North Dakota.”

Erickson continued, “Signs of economic recovery are mixed and we expect 2010 will be another challenging year, requiring continued discipline on managing costs and capital expenditures. Despite this economic uncertainty, our current estimate of 2010 earnings is in the range of $1.00 to $1.40 per diluted share, considerably better than our 2009 results. We emerge from a difficult year as a more efficient organization with a healthy balance sheet and a strong capital structure and liquidity position.”
Liquidity and Cash Flow from Operations
In 2009, the corporation’s cash flow from operations increased 46.2% to a record $162.7 million compared with $111.3 million in 2008. The $51.4 million increase in cash from operating activities reflects a $45.2 million increase in cash from working capital items between the years.
As of December 31, 2009, Otter Tail Corporation and Otter Tail Power Company (OTP) had $347.5 million available under existing credit facilities to provide for working capital requirements and help fuel future growth initiatives. In December 2009, the corporation issued $100 million of its 9.000% Notes due 2016 and used the net proceeds to repay borrowings under the Otter Tail Corporation credit facility. In January 2010, OTP paid off the remaining $58 million balance outstanding on its two-year, $75 million term loan, originally due on May 20, 2011, using lower cost funds available under the OTP credit facility.
2010 Dividend Declared
On February 8, 2010 the Board of Directors declared a quarterly common stock dividend of $0.2975 per share. This dividend is payable March 10, 2010 to shareholders of record on February 15, 2010. The Board’s dividend decision reflects the corporation’s financial strength, commitment to the dividend and confidence in the future, while exhibiting prudence given the difficult economic times. Our expectation, based on our strategic plan, is that our ratio of dividends to earnings will decline over time as our operating results improve. The corporation has paid dividends without interruption since 1938.
The Board also declared quarterly dividends on the corporation’s four series of preferred stock, payable March 1, 2010 to shareholders of record on February 15, 2010.

Segment Performance Summary
Electric
Electric segment revenues and net income were $314.6 million and $34.1 million, respectively, in 2009 compared with $340.0 million and $33.2 million in 2008. The decrease in electric revenues was due to decreases in wholesale electricity sales and prices, less contract work performed for other entities in 2009 and lower fuel and purchased power prices resulting in a reduction in revenues related to the recovery of fuel and purchased power costs.
Wholesale electric revenues from company-owned generation were $12.6 million in 2009 compared with $23.7 million in 2008. The decrease in wholesale electric revenues resulted from a 14.8% decrease in wholesale kilowatt-hour (kwh) sales due to lower wholesale demand and reduced plant availability, combined with a 37.7% decrease in revenue per kwh sold due to lower wholesale prices. Other electric operating revenues decreased $8.4 million, mainly as a result of a decrease in revenues from construction and permitting work completed for other entities on regional energy projects. Net gains from energy trading activities, including net mark-to-market gains on forward energy contracts, were $3.2 million in 2009 compared with $3.5 million in 2008.
While retail kwh sales grew by 0.1%, retail electric revenues decreased $5.5 million due to:
•	a $15.5 million decrease in revenues related to a reduction in costs of fuel and purchased power to serve retail customers,

•	a $1.5 million increase in 2008 revenue related to the cost of replacement power purchased in November and December 2007 when Big Stone Plant was down for maintenance, and

•	a $0.5 million increase in a refund paid to Minnesota customers for amounts collected under interim rates, partially offset by

•	a $6.6 million increase in Minnesota and North Dakota renewable resource recovery rider revenues,

•	$3.8 million from a 3.0% general rate increase in North Dakota, approved in November 2009, and

•	$1.5 million from an 11.7% general rate increase in South Dakota, approved in June 2009.
Fuel costs related to retail use were down $8.9 million due to a 9.4% reduction in kwh generation for retail use combined with a 5.8% reduction in fuel cost per kwh generated. A major factor contributing to the decrease in fuel costs was a 32.6% decrease in kwhs generated from OTP’s fuel-oil and natural gas-fired combustion turbines, in combination with lower fuel and natural gas prices. A contributing factor to the reduction in fuel cost per kwh of generation was a 238% increase in generation from OTP’s zero-fuel-cost wind turbines, which provided 12.0% of the electricity generated by OTP to serve retail customers in 2009. Despite a 35.8% increase in kwh purchases to serve retail customers, purchased power costs decreased by $3.4 million as a result of a 30.8% decrease in the cost per kwh purchased. Decreases in natural gas prices, increased output from regional hydroelectric plants, increased efficiency in wholesale electric markets and a decline in industrial demand for electricity are factors that contributed to a significant decline in wholesale electric prices in 2009.
A $9.5 million decrease in electric operating and maintenance expenses includes:
•	a $7.5 million decrease in costs associated with construction work completed for other entities on regional energy projects, commensurate with an $8.0 million decrease in related revenue,

•	a $1.1 million reduction in external services expenses, for tree trimming and power-plant maintenance, and

•	a $0.9 million reduction in vehicle and travel expenses related to a 37% reduction in fuel prices and an increase in vehicle costs capitalized for transportation equipment used on construction projects in 2009.
Depreciation expense increased $5.2 million, mainly due to the additions of 32 wind turbines at the Ashtabula Wind Energy Center in 2008 and 33 wind turbines at the Luverne Wind Farm placed in service in September 2009. OTP’s interest costs increased by $6.5 million as a result of debt incurred to finance a portion of OTP’s recent investments in wind-powered generation. OTP received a U.S. Treasury grant of $30.2 million in October under the American Recovery and Reinvestment Act of 2009 related to its Luverne Wind Farm assets. The proceeds offset a portion of the $100.6 million in costs incurred by OTP to construct the 33 wind turbines at the Luverne Wind Farm. OTP chose to receive the grant instead of receiving Production Tax Credits on its future federal income tax filings.
Plastics
Plastics revenues and net loss were $80.2 million and $0.1 million, respectively, in 2009 compared with revenues of $116.5 million and net income of $1.9 million in 2008. The decrease in revenues and net income was due to a 9.5% decrease in pounds of pipe sold combined with a 24.0% decrease in the price per pound of pipe sold. Costs per pound of pipe sold decreased 23.8% between the years. Beginning in 2008, significant reductions in new home construction in markets served by the plastic pipe companies have resulted in reduced demand and lower prices for PVC pipe products.

Manufacturing
Manufacturing revenues and net loss were $323.9 million and $2.0 million, respectively, in 2009 compared with revenues of $470.5 million and net income of $5.3 million in 2008.
•	At DMI, revenues decreased $88.3 million mainly as a result of lower volumes of wind towers being sold in 2009, but DMI’s net income increased by $0.4 million as a result of improved productivity and cost control measures implemented in 2009. Also, in 2008, DMI’s costs of goods sold included $4.3 million related to the start-up of its Oklahoma plant and $3.5 million in additional labor and material costs on a production contract in Ft. Erie.

•	At BTD, revenues decreased $30.4 million, which led to a decrease of $7.4 million from net income in 2008 to a net loss in 2009. These decreases were the result of a significant decline in sales volume and margins on sales, reductions in capacity utilization and decreased revenues from the sale of scrap metal due to less scrap and lower steel prices in 2009. BTD’s depreciation expenses increased $1.2 million in 2009, mainly related to the acquisition of Miller Welding & Iron Works, Inc. in May 2008.

•	At T.O. Plastics, revenues decreased $7.0 million and net income was down $0.5 million as a result of lower sales volume related to the economic recession.

•	At ShoreMaster, revenues decreased $20.8 million while net losses decreased by $0.2 million. The decrease in revenues reflects a lower volume of commercial construction projects and lower sales of residential products between the years. ShoreMaster’s 2009 results were also impacted by $1.6 million in product recall and testing costs. ShoreMaster’s results in 2008 included $2.3 million in expenses from the operation and closure of a production facility in California.
Health Services
Health services revenues and net loss were $110.0 million and $2.1 million, respectively, in 2009 compared with revenues of $122.5 million and net income of $0.1 million in 2008. Decreases in revenues of $9.5 million from scanning and other related services and $3.0 million from equipment sales and servicing were partially offset by decreases in costs of goods sold of $7.0 million between the years. Also, results in 2008 included after-tax gains from the sale of certain imaging assets of $0.7 million. The imaging side of the business continues to be affected by less-than-optimal utilization of certain imaging assets.
Food Ingredient Processing
Food ingredient processing revenues and net income were $79.1 million and $7.4 million, respectively, in 2009 compared with revenues of $65.4 million and $1.7 million in 2008. The $13.7 million increase in revenues is due to a 6.6% increase in pounds of product sold, combined with a 13.5% increase in the price per pound of product sold. A $3.3 million increase in cost of goods sold was due to increased product sales, slightly mitigated by a 0.6% decrease in the cost per pound of product sold.

Other Business Operations
Other business operations revenues and net loss were $136.1 million and $1.9 million, respectively, in 2009 compared with revenues of $199.5 million and net income of $5.3 million in 2008. At the construction companies, revenues and net income decreased $53.2 million and $4.3 million, respectively, as a result of a reduction in work volume due to the economic recession and increased competition for available work. In the corporation’s trucking operations, revenues decreased $10.2 million due to a reduction in miles driven directly related to the economic recession, which led to a $2.9 million reduction from net income in 2008 to a net loss in 2009. Lower asset utilization rates and an increase in equipment maintenance costs also contributed to the net loss from trucking operations in 2009.
Corporate
Corporate expenses, net-of-tax, were $9.4 million in 2009 compared with $12.3 million in 2008, mainly due to net-of-tax reductions in insurance and employee benefit costs of $1.6 million, a $0.6 million net-of-tax increase in the cash surrender value of corporate-held life insurance and a $0.4 million net-of-tax decrease in interest costs related to a reduction in corporate-held debt.
Income Taxes
The corporation’s effective income tax rate for 2009 is significantly lower than its effective income tax rate for 2008. The reduction from the federal statutory rate mainly reflects the benefit of production tax credits and North Dakota wind energy credits—approximately $7.4 million in 2009 compared with $3.6 million in 2008— related to the ownership and operation of OTP’s wind turbines.
Fourth Quarter 2009 Results
Diluted earnings per share were $0.23 compared with $0.38 for the fourth quarter of 2008. Revenues were $258.0 million compared with $334.4 million for the same quarter a year ago. Operating income was $13.1 million compared with $25.8 million for the fourth quarter of 2008. Net income was $8.3 million compared with $13.7 million in the fourth quarter of 2008. Net income increases in the electric, plastics and food ingredient processing segments were more than offset by decreases in net income in the corporation’s manufacturing, health services and other business operations segments and a $0.5 million increase in unallocated corporate expenses.

2010 Business Outlook
The corporation anticipates 2010 diluted earnings per share to be in the range of $1.00 to $1.40. This guidance considers the cyclical nature of some of the corporation’s businesses and reflects challenges presented by current economic conditions and the corporation’s plans and strategies for improving operating results as the economy recovers. The corporation’s current consolidated capital expenditures expectation for 2010 is in the range of $75-85 million. This compares with $177 million of capital expenditures in 2009. The corporation continues to explore investments in generation and transmission projects for the electric segment that could have positive impacts on the corporation’s earnings and returns on capital.
Contributing to the earnings guidance for 2010 are the following items:
•	The corporation expects lower levels of net income from its electric segment in 2010. This decrease is due to continued soft wholesale power markets, lower AFUDC earnings as there are no large construction projects expected in 2010, and increased operating and maintenance expense in 2010 due primarily to increased employee benefit costs. Expectations in 2010 also reflect an interim rate increase of approximately $1.5 million in the Minnesota jurisdiction.

•	The corporation expects its plastics segment’s 2010 performance to improve and be more in line with 2008 results.

•	The corporation expects earnings from its manufacturing segment to improve in 2010 as a result of the following:
o	Improved earnings are expected at BTD in 2010 due to productivity improvements and cost reductions made in 2009.

o	Results at ShoreMaster are expected to be near breakeven in 2010 given the restructuring of costs that occurred in 2009. ShoreMaster continues to be affected by current depressed economic conditions and does not expect any improvement to overall business conditions until the economy starts to recover.

o	Improved earnings are expected at DMI in 2010 due to a better backlog of business going into 2010 and continued improvements in productivity from cost controls implemented in 2009.

o	Slightly better earnings are expected at T. O. Plastics’ in 2010 compared with 2009.

o	Backlog in place in the manufacturing segment to support 2010 revenues is approximately $239 million compared with $241 million one year ago.
•	The corporation expects increased net income from its health services segment in 2010. In an effort to right-size its fleet of imaging assets, health services will not renew leases on a large number of imaging assets that come off lease in 2010. This will result in a lower level of rental costs in 2010.

•	The corporation expects a similar level of net income from its food ingredient processing business in 2010 compared with 2009.
•	The other business operations segment is expected to have improved earnings in 2010 compared with 2009. Backlog in place for the construction businesses is $84 million for 2010 compared with $71 million one year ago.
•	Corporate general and administrative costs are expected to return to more normal levels in 2010.
Risk Factors and Forward-Looking Statements that Could Affect Future Results
The information in this release includes certain forward-looking information, including 2010 expectations, made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Although the corporation believes its expectations are based on reasonable assumptions, actual results may differ materially from those expectations. The following factors, among others, could cause actual results for the corporation to differ materially from those discussed in the forward-looking statements:
•	The corporation is subject to federal and state legislation, regulations and actions that may have a negative impact on its business and results of operations.

•	Federal and state environmental regulation could require the corporation to incur substantial capital expenditures and increased operating costs.

•	Volatile financial markets and changes in the corporation’s debt ratings could restrict its ability to access capital and could increase borrowing costs and pension plan and postretirement health care expenses.

•	The corporation relies on access to the capital markets as a source of liquidity for capital requirements not satisfied by cash flows from operations. If the corporation is not able to access capital at competitive rates, its ability to implement its business plans may be adversely affected.

•	Disruptions, uncertainty or volatility in the financial markets can also adversely impact the corporation’s results of operations, the ability of its customers to finance purchases of goods and services, and its financial condition, as well as exert downward pressure on stock prices and/or limit its ability to sustain its current common stock dividend level.

•	The value of the corporation’s defined benefit pension plan assets declined significantly in 2008 due to volatile equity markets. Asset values increased in 2009 and the corporation made a $4 million discretionary contribution to the pension plan in 2009. If the market value of pension plan assets declines again as in 2008 or does not increase as projected and relief under the Pension Protection Act is no longer granted, the corporation could be required to contribute additional capital to the pension plan in future years.

•	Any significant impairment of the corporation’s goodwill would cause a decrease in its asset values and a reduction in its net operating performance.

•	A sustained decline in the corporation’s common stock price below book value or declines in projected operating cash flows at any of its operating companies may result in goodwill impairments that could adversely affect its results of operations and financial position, as well as credit facility covenants.

•	Economic conditions could negatively impact the corporation’s businesses.

•	If the corporation is unable to achieve the organic growth it expects, its financial performance may be adversely affected.

•	The corporation’s plans to grow and diversify through acquisitions and capital projects may not be successful, which could result in poor financial performance.

•	The corporation’s plans to acquire additional businesses and grow and operate its nonelectric businesses could be limited by state law.

•	The terms of some of the corporation’s contracts could expose it to unforeseen costs and costs not within its control, which may not be recoverable and could adversely affect its results of operations and financial condition.

•	The corporation is subject to risks associated with energy markets.

•	Certain of the corporation’s operating companies sell products to consumers that could be subject to recall.

•	Competition is a factor in all of the corporation’s businesses.

•	The corporation may experience fluctuations in revenues and expenses related to its electric operations, which may cause its financial results to fluctuate and could impair its ability to make distributions to its shareholders or scheduled payments on its debt obligations.

•	In September 2009, OTP announced its withdrawal as a participating utility and the lead developer for the planned construction of a second electric generating unit at its Big Stone Plant site. As of December 31, 2009 OTP had incurred $13.0 million in costs related to the project. OTP has deferred recognition of these costs as operating expenses pending determination of recoverability by the state and federal regulatory commissions that approve its rates. If OTP is denied recovery of all or any portion of these deferred costs, such costs would be subject to expense in the period they are deemed to be unrecoverable.

•	Actions by the regulators of the electric segment could result in rate reductions, lower revenues and earnings or delays in recovering capital expenditures.

•	OTP could be required to absorb a disproportionate share of costs for investments in transmission infrastructure required to provide independent power producers access to the transmission grid. These costs may not be recoverable through a transmission tariff and could result in reduced returns on invested capital and/or increased rates to OTP’s retail electric customers.

•	OTP’s electric generating facilities are subject to operational risks that could result in unscheduled plant outages, unanticipated operation and maintenance expenses and increased power purchase costs.

•	Fluctuations in wholesale electric sales and prices could result in earnings volatility.

•	Wholesale sales of electricity from excess generation could be affected by reductions in coal shipments to the Big Stone and Hoot Lake plants due to supply constraints or rail transportation problems beyond the corporation’s control.

•	Changes to regulation of generating plant emissions, including but not limited to carbon dioxide (“CO2”) emissions, could affect our operating costs and the costs of supplying electricity to our customers.

•	The corporation’s plastics segment is highly dependent on a limited number of vendors for PVC resin, many of which are located in the Gulf Coast regions, and a limited supply of resin. The loss of a key vendor, or an interruption or delay in the supply of PVC resin, could result in reduced sales or increased costs for this business.

•	The corporation’s plastic pipe companies compete against a large number of other manufacturers of PVC pipe and manufacturers of alternative products. Customers may not distinguish the pipe companies’ products from those of its competitors.

•	Reductions in PVC resin prices can negatively impact PVC pipe prices, profit margins on PVC pipe sales and the value of PVC pipe held in inventory.

•	Competition from foreign and domestic manufacturers, the price and availability of raw materials, fluctuations in foreign currency exchange rates and general economic conditions could affect the revenues and earnings of the corporation’s manufacturing businesses.

•	Changes in the rates or method of third-party reimbursements for diagnostic imaging services could result in reduced demand for those services or create downward pricing pressure, which would decrease revenues and earnings for the corporation’s health services segment.

•	The corporation’s health services businesses may be unable to continue to maintain agreements with Philips Medical from which the businesses derive significant revenues from the sale and service of Philips Medical diagnostic imaging equipment.

•	Technological change in the diagnostic imaging industry could reduce the demand for diagnostic imaging services and require the corporation’s health services operations to incur significant costs to upgrade its equipment.

•	Actions by regulators of the corporation’s health services operations could result in monetary penalties or restrictions in the corporation’s health services operations.

•	The corporation’s food ingredient processing segment operates in a highly competitive market and is dependent on adequate sources of potatoes for processing. Should the supply of potatoes be affected by poor growing conditions, this could negatively impact the results of operations for this segment.

•	The corporation’s food ingredient processing business could be adversely affected by changes in foreign currency exchange rates.

•	A significant failure or an inability to properly bid or perform on projects by the corporation’s construction or manufacturing businesses could lead to adverse financial results.
For a further discussion of other risk factors and cautionary statements, refer to reports the corporation files with the Securities and Exchange Commission.
About The Corporation: Otter Tail Corporation has interests in diversified operations that include an electric utility, manufacturing, health services, food ingredient processing and infrastructure businesses which include plastics, construction and transportation. Otter Tail Corporation stock trades on the NASDAQ Global Select Market under the symbol OTTR. The latest investor and corporate information is available at www.ottertail.com. Corporate offices are located in Fergus Falls, Minnesota, and Fargo, North Dakota.
See Otter Tail Corporation’s results of operations for the three and twelve months ended December 31, 2009 and 2008 in the attached financial statements: Consolidated Statements of Income, Consolidated Balance Sheets — Assets, Consolidated Balance Sheets — Liabilities and Equity and Consolidated Statements of Cash Flows.
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Otter Tail Corporation
Consolidated Statements of Income
For the Three and Twelve Months Ended December 31, 2009 and 2008
In thousands, except share and per share amounts

	Quarter Ended December 31,		Year-to-Date December 31,
	2009	2008	2009	2008
Operating Revenues by Segment:
Electric	$81,868	$90,881	$314,625	$340,020
Plastics	17,142	16,767	80,208	116,452
Manufacturing	75,105	124,747	323,895	470,462
Health Services	26,594	31,376	110,006	122,520
Food Ingredient Processing	19,740	18,223	79,098	65,367
Other Business Operations	38,473	53,671	136,088	199,511
Corporate Revenue and Intersegment Eliminations	(946)	(1,224)	(4,408)	(3,135)

Total Operating Revenues	257,976	334,441	1,039,512	1,311,197

Operating Expenses:
Fuel and Purchased Power	28,382	35,217	112,329	128,259
Nonelectric Cost of Goods Sold (depreciation included below)	135,601	191,835	565,199	775,292
Electric Operating and Maintenance Expense	28,565	29,244	114,720	124,249
Nonelectric Operating and Maintenance Expense	33,121	34,839	126,641	143,050
Product Recall and Testing Costs	(141)	—	1,625	—
Plant Closure Costs	—	—	—	2,295
Depreciation and Amortization	19,343	17,460	73,608	65,060

Total Operating Expenses	244,871	308,595	994,122	1,238,205

Operating Income (Loss) by Segment:
Electric	14,976	18,043	50,630	55,757
Plastics	1,517	(1,425)	627	4,260
Manufacturing	(659)	7,556	1,300	15,754
Health Services	(1,909)	1,262	(3,060)	1,008
Food Ingredient Processing	2,993	1,514	12,251	2,860
Other Business Operations	165	3,188	(2,715)	9,758
Corporate	(3,978)	(4,292)	(13,643)	(16,405)

Total Operating Income	13,105	25,846	45,390	72,992

Interest Charges	8,234	5,935	28,514	26,958
Other Income	923	1,383	4,550	4,128
Income Taxes	(2,526)	7,547	(4,605)	15,037

Net Income (Loss) by Segment
Electric	11,631	10,689	34,079	33,234
Plastics	810	(1,033)	(59)	1,880
Manufacturing	(868)	4,109	(2,025)	5,269
Health Services	(1,221)	610	(2,096)	85
Food Ingredient Processing	1,863	947	7,407	1,681
Other Business Operations	95	1,909	(1,891)	5,279
Corporate	(3,990)	(3,484)	(9,384)	(12,303)

Total Net Income	8,320	13,747	26,031	35,125
Preferred Stock Dividend	184	184	736	736

Balance for Common:	$8,136	$13,563	$25,295	$34,389

Average Number of Common Shares Outstanding:
Basic	35,610,707	35,311,160	35,463,097	31,409,076
Diluted	35,865,618	35,515,716	35,716,981	31,673,069

Earnings Per Common Share:
Basic	$0.23	$0.38	$0.71	$1.09
Diluted	$0.23	$0.38	$0.71	$1.09

Otter Tail Corporation
Consolidated Balance Sheets
Assets
In thousands

	December 31,	December 31,
	2009	2008
Current Assets
Cash and Cash Equivalents	$4,432	$7,565
Accounts Receivable:
Trade—Net	95,747	136,609
Other	10,883	13,587
Inventories	86,515	101,955
Deferred Income Taxes	11,457	8,386
Accrued Utility and Cost-of-Energy Revenues	15,840	24,030
Costs and Estimated Earnings in Excess of Billings	61,835	65,606
Income Taxes Receivable	48,049	26,754
Other	15,265	8,519

Total Current Assets	350,023	393,011

Investments	9,889	7,542
Other Assets	26,098	22,615
Goodwill	106,778	106,778
Other Intangibles—Net	33,887	35,441

Deferred Debits
Unamortized Debt Expense and Reacquisition Premiums	10,676	7,247
Regulatory Assets and Other Deferred Debits	118,700	82,384

Total Deferred Debits	129,376	89,631

Plant
Electric Plant in Service	1,313,015	1,205,647
Nonelectric Operations	362,088	321,032

Total	1,675,103	1,526,679
Less Accumulated Depreciation and Amortization	599,839	548,070

Plant—Net of Accumulated Depreciation and Amortization	1,075,264	978,609
Construction Work in Progress	23,363	58,960

Net Plant	1,098,627	1,037,569

Total	$1,754,678	$1,692,587

Otter Tail Corporation
Consolidated Balance Sheets
Liabilities and Equity
In thousands

	December 31,	December 31,
	2009	2008
Current Liabilities
Short-Term Debt	$7,585	$134,914
Current Maturities of Long-Term Debt	59,053	3,747
Accounts Payable	83,724	113,422
Accrued Salaries and Wages	21,057	29,688
Accrued Taxes	11,304	10,939
Other Accrued Liabilities	24,319	12,034

Total Current Liabilities	207,042	304,744

Pensions Benefit Liability	95,039	80,912
Other Postretirement Benefits Liability	37,712	32,621
Other Noncurrent Liabilities	22,697	19,391

Deferred Credits
Deferred Income Taxes	155,306	123,086
Deferred Tax Credits	47,660	34,288
Regulatory Liabilities	64,274	64,684
Other	562	397

Total Deferred Credits	267,802	222,455

Capitalization
Long-Term Debt, Net of Current Maturities	436,170	339,726
Class B Stock Options of Subsidiary	1,220	1,220

Cumulative Preferred Shares	15,500	15,500

Cumulative Preference Shares	—	—

Common Shares, Par Value $5 Per Share	179,061	176,923
Premium on Common Shares	250,398	241,731
Retained Earnings	243,352	260,364
Accumulated Other Comprehensive Loss	(1,315)	(3,000)

Total Common Equity	671,496	676,018

Total Capitalization	1,124,386	1,032,464

Total	$1,754,678	$1,692,587

Otter Tail Corporation
Consolidated Statements of Cash Flows
In thousands

	For The Years Ended
	December 31,
	2009	2008
Cash Flows from Operating Activities
Net Income	$26,031	$35,125
Adjustments to Reconcile Net Income to Net Cash Provided by Operating Activities:
Depreciation and Amortization	73,608	65,060
Deferred Tax Credits	(2,331)	(1,692)
Deferred Income Taxes	44,792	40,665
Change in Deferred Debits and Other Assets	(18,527)	(41,851)
Discretionary Contribution to Pension Plan	(4,000)	(2,000)
Change in Noncurrent Liabilities and Deferred Credits	24,895	40,918
Allowance for Equity (Other) Funds Used During Construction	(3,180)	(2,786)
Change in Derivatives Net of Regulatory Deferral	(1,442)	1,044
Stock Compensation Expense	3,563	3,850
Other—Net	1,489	298
Cash Provided by (Used for) Current Assets and Current Liabilities:
Change in Receivables	43,822	19,522
Change in Inventories	16,344	(743)
Change in Other Current Assets	13,146	(12,362)
Change in Payables and Other Current Liabilities	(34,490)	(8,572)
Change in Interest and Income Taxes Payable/Receivable	(20,970)	(25,155)

Net Cash Provided by Operating Activities	162,750	111,321

Cash Flows from Investing Activities
Capital Expenditures	(177,125)	(265,888)
2009 American Recovery and Reinvestment Act Grant for Luverne Wind Farm	30,182	—
Proceeds from Disposal of Noncurrent Assets	4,909	8,174
Acquisitions—Net of Cash Acquired	—	(41,674)
Net (Decrease) Increase in Other Investments and Long-Term Assets	(5,706)	4

Net Cash Used in Investing Activities	(147,740)	(299,384)

Cash Flows from Financing Activities
Net Short-Term Borrowings	(127,329)	39,914
Proceeds from Issuance of Common Stock	7,420	162,978
Common Stock Issuance Expenses	(23)	(6,418)
Payments for Retirement of Common Stock	(229)	(91)
Proceeds from Issuance of Long-Term Debt	175,000	1,240
Short-Term and Long-Term Debt Issuance Expenses	(5,526)	(1,252)
Payments for Retirement of Long-Term Debt	(23,356)	(3,639)
Dividends Paid	(43,043)	(38,093)

Net Cash (Used in) Provided by Financing Activities	(17,086)	154,639

Effect of Foreign Exchange Rate Fluctuations on Cash	(1,057)	1,165

Net Change in Cash and Cash Equivalents	(3,133)	(32,259)
Cash and Cash Equivalents at Beginning of Period	7,565	39,824

Cash and Cash Equivalents at End of Period	$4,432	$7,565